Exhibit 4.5

EXECUTION VERSION

REALPAGE, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 22, 2021

1.50% Convertible Senior Notes due 2025

SECOND SUPPLEMENTAL INDENTURE, dated as of April 22, 2021 (this “Supplemental Indenture”), among RealPage, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of May 22, 2020 (as supplemented or otherwise modified prior to the date hereof, including, without limitation, by that certain First Supplemental Indenture, dated as of May 22, 2020 (the “First Supplemental Indenture”), the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.50% Convertible Senior Notes due 2025 (the “Notes”) in the original aggregate principal amount of $345,000,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of December 20, 2020 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Mirasol Parent, LLC, a Delaware limited liability company (the “Parent”), and Mirasol Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Share Exchange Event, a Fundamental Change, and a Make-Whole Fundamental Change under the Indenture;

WHEREAS, Section 14.07(a) of the First Supplemental Indenture provides that, prior to or at the effective time of any Share Exchange Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.02(g) of the First Supplemental Indenture providing that, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock prior to the effective time (other than certain shares of Common Stock as set forth in the Merger Agreement) shall be converted into the right to receive an amount in cash equal to $88.75, without interest and subject to any applicable withholding taxes, in accordance with the terms of the Merger Agreement;

WHEREAS, Section 10.02 of the First Supplemental Indenture provides that the Company, when authorized by resolutions of the Board of Directors of the Company (the “Board of Directors”) and the Trustee may enter into an indenture or indentures supplemental to the Indenture to, among other things, (i) make any change that does not adversely affect the rights of any Holder or (ii) in connection with any Share Exchange Event, provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the First Supplemental Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the First Supplemental Indenture;

2.

WHEREAS, the Board of Directors, by resolutions adopted on December 20, 2020, has duly authorized the Company’s entry into and delivery of this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted or authorized by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.4 and 10.5 of the Indenture and Sections 10.06, 11.04, 14.07(b) and 17.05 of the First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

s

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. In accordance with and subject to Section 14.07 of the First Supplemental Indenture, as a result of the Merger, each $1,000 in principal amount of Notes is, at and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the right to receive the amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the consummation of the Merger. For all conversions that occur at or after the effective time of the Merger in accordance with and subject to Article 14 of the First Supplemental Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the applicable Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the First Supplemental Indenture), multiplied by the price paid per share of Common Stock in the Merger (i.e., $88.75 per share of Common Stock) and (ii) the Company shall satisfy the conversion obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date.

3.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the effective time of the Merger.

[Signature Page Follows]

4.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

REALPAGE, INC.

By:	/s/ Brian Shelton
	Name:	Brian Shelton
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE